Agency Agreement

This agreement is made between Multi-Link Communications, Inc., a Colorado Corporation ("MLC") and _____________________________________, ("Agent"), on
this Day _________, Month_________________, 1999.


Background

Multi-Link is a provider of off-site Voice Messaging Services in the Denver and Boulder local calling area. MLC provides Services to businesses, homes, and in conjunction with mobile telephones and pagers.

Agent wishes to sell Multi-Link Services to businesses and/or homes that are within the Denver local calling area. Agent understands that it must uphold the very highest standards of customer care during its dealing with MLC and its customers.


Term of Agreement

This agreement shall commence for a period of one year upon execution by an Authorized representative of Multi-Link Communications, Inc. Following one year of execution, a revised Agency agreement may be proposed. If no new agreements are proposed, this agreement shall automatically renew for a period of one-year following original date of execution. Both parties may terminate this agreement upon 30 day written notice or immediately for "cause" including but not limited to misrepresentation or unethical business practices.


Non-Exclusive Agent

Agent Understands that this is a non-exclusive agency and MLC will appoint other agents to sell Services in the same geographic territory. In addition, MLC may sell Services through any means it deems fit, and may offer terms, which may not be available through agency programs.


Compensation

Agent Commission is based on the total monthly value of all contracts received and dated within the same month and confirmed by MLC.

$1.00 to $2,999.00 - 5 times the monthly value.

$3,000.00 + - 10 times the monthly value.

At the discretion of MLC, after 6 months, stock options may be awarded to agents who meet or exceed $3,000.00 in total monthly contract value in any month.

No commission is due on usage charges or other non-fixed revenues. The initial commission pays Agent for the entire expected life of the customer. Existing MLC clients renewing contracts and/or purchasing additional services are not commissioned sales to Agent unless approved by MLC in conjunction with special programs, which may be offered from time to time.

Commissions are payable the 25th of the month following contract date

Cancellations, Reductions, Bad Debts and Charge Backs


                                            MLC-Agent Agreement 1.1.99 Pg 1 of 2

Except in cases of suspected fraud, Agents will not be charged back commissions for cancellations, reductions or non payment once the fourteen day cancellation period has expired. Agent will be responsible for the repayment of commissions already paid in the event client cancels or reduces service prior to or within the fourteen-day cancellation period.


Independent Contractor

The parties expressly declare and agree that Agent shall be an independent contractor and not an employee or servant of MLC. Agent shall be responsible for the payment of all city, state and federal taxes in connection with sale made under this agreement. Agent shall maintain adequate insurance to cover workers compensation and general liability for all personnel involved in the sale of MLC's services.


By: ____________________________________________________ Date: _________________
    Authorized Representative ("Agent")



By: ____________________________________________________ Date: _________________
    Authorized Representative Multi-Link Communications, Inc.

Mr. Steven R. Inman
President
Telcom Sales Associates, Inc.
811 Lincoln Street
Suite 600
Denver
CO 80203

February 3, 1999


Dear Steve,

Our attorneys have pointed out to me that when we signed the new agency agreement dated effective January 1, 1999 that we did not confirm that this new agreement superceded the old agreement in all respects.

Please sign a copy of this letter and return it to me to confirm that this is the case.

Sincerely,

/s/ Nigel V. Alexander
--------------------------------
Nigel Alexander
Chief Executive Officer


I hereby confirm that the Agency Agreement dated effective January 1, 1999 supercedes all prior agency agreements between Telcom Sales Associates and Multi-Link Communications, Inc.


/s/ Steve R. Inman
----------------------------------
Steven R. Inman
President
Telcom Sales Associates, Inc.
                                            MLC-Agent Agreement 1.1.99 Pg 2 of 2